QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

ARTICLES OF INCORPORATION
OF
ZUMIEZ INC.

ARTICLE 1
NAME

          The name of the corporation is Zumiez Inc.

ARTICLE 2
DURATION

          The corporation has perpetual existence.

ARTICLE 3
PURPOSE

          The corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended (the "Washington Business Corporation Act").

ARTICLE 4
REGISTERED OFFICE AND AGENT

          The address of the registered office of the corporation is 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158, and the name of the registered agent at such address is PTSGE Corp.

ARTICLE 5
CAPITAL STOCK

          The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Seventy million (70,000,000) shares: (a) Fifty million (50,000,000) shares shall be Common Stock, no par value; and (b) Twenty million (20,000,000) shares shall be Preferred Stock, no par value.

          The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to provide for the issuance of such shares in an aggregate amount not exceeding the number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to fix, determine and amend with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled, if any (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

          Before the corporation shall issue any shares of Preferred Stock of any class and/or series, articles of amendment in a form meeting the requirements of the Washington Business Corporation Act, as amended from time to time, setting forth the terms of the class and/or series and fixing the voting powers, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such class and/or series, and the number of shares of Preferred Stock of such class and/or series designated by the Board of Directors as such class and/or series shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Washington Business Corporation Act, and shall become effective without any shareholder action. The Board of Directors is further authorized (i) to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any class and/or series of Preferred Stock and (ii) to change the rights, preferences, and other terms and conditions of any class and/or series of Preferred Stock, in either case prior to or subsequent to the issuance of shares of that class or series without any shareholder action or the action of the holders of such class and/or series, unless shares of Preferred Stock of such class and/or series are outstanding and action of such holders is required in the relevant articles of amendment for that class and/or series of Preferred Stock.

ARTICLE 6
PREEMPTIVE RIGHTS

          Shareholders of the corporation have no preemptive rights to acquire additional shares of stock or securities convertible into or exchangeable or exercisable for shares of stock issued by the corporation.

ARTICLE 7
DIRECTORS

          The number of directors of the corporation shall be fixed by or pursuant to the corporation's Bylaws and may be increased or decreased from time to time in the manner specified therein. The directors shall be divided into three (3) groups as nearly as equal in number as possible and shall be known as Class I, Class II and Class III. The initial Class I directors shall hold office until the first annual election of directors, the initial Class II directors shall hold office until the second annual election of directors, and the initial Class III directors shall hold office until the third annual election of directors. Thereafter, directors of each class shall serve for a term of three (3) years, commencing on the date of election and each director shall hold office until his or her successor is elected and qualified, or until his or her death, resignation or removal. At each annual meeting of shareholders, the successors of those directors whose term then expires shall be elected to serve for a term of three (3) years and until their successors are elected and qualified, or until their death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any director, including the initial directors, may serve an unlimited number of terms, including successive terms, and shall not be disqualified by reason of having served previously as a director.

          Newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors.

ARTICLE 8
CUMULATIVE VOTING

          Shareholders of the corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE 9
LIMITATION OF DIRECTOR LIABILITY

          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

  (a)
  Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

  (b)
  Conduct violating RCW 23B.08.310 (which involves certain distributions by the corporation); or

  (c)
  Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

          If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 10
INDEMNIFICATION OF DIRECTORS

          The corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of:

  (a)
  Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

  (b)
  Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

  (c)
  Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

          The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract.

          The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

          No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE 11
TRANSACTIONS IN WHICH DIRECTORS HAVE AN INTEREST

          Any contract or other transaction between the corporation and one or more of its directors, or between the corporation and any corporation, firm, association or other entity of which one or more of its directors are shareholders, members, directors, officers or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, by voting or otherwise even though his or their presence or vote, or both, might have been necessary to obligate the corporation upon such contract or transaction; provided, that the transaction is fair to the corporation at the time it is authorized, approved, or ratified.

ARTICLE 12
ACTION BY SHAREHOLDER CONSENT

          Subject to the provisions of RCW 23B.07.040, shareholders will be permitted to take action without a meeting or a vote if either (1) the action is taken by written consent of all shareholders entitled to vote on the action; or (2) so long as the corporation is not a public company (as defined in RCW 23B.01.400), the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

          Before the date on which the action becomes effective, notice of the taking of such action shall be given to each shareholder of record, communicated by any means permitted by the Washington Business Corporation Act, describing with reasonable clarity and specifying the general nature of the action approved, stating the effective date and time of the approved action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Except as otherwise provided in RCW 23B.07.040, such notice shall be given as follows: (a) if mailed, by deposit in the U.S. mail at least seventy-two (72) hours prior to the specified effective time of such action, with first-class postage thereon prepaid, correctly addressed to each shareholder of record at the shareholder's address as it appears on the current record of shareholders of the corporation; or (b) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder of record at the physical address, electronic mail address, or facsimile number, as it appears on the current record of shareholders of the corporation, at least seventy-two (72) hours prior to the specified effective time of such action.

ARTICLE 13
SPECIAL MEETINGS OF SHAREHOLDERS

          Unless otherwise required by law, special meetings of the shareholders of the corporation, for any purpose or purposes, may be called only by (i) the Board of Directors of the corporation, or (ii) the Chairman of the Board of Directors of the corporation.

ARTICLE 14
BYLAWS

          The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation without shareholder approval, subject to the power of the shareholders to amend or repeal such Bylaws; provided, however, the Board of Directors may not modify the Bylaws fixing their qualifications, classifications or term of office. The shareholders shall have the power to amend or repeal the Bylaws of the corporation by an affirmative vote of not less than 66 2/3 percent of the voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

ARTICLE 15
CERTAIN BUSINESS COMBINATIONS

          The affirmative vote of not less than 66 2/3 percent of the voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors, voting together as a single class, shall be required for the approval or authorization of any merger, consolidation, share exchange, sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all, or substantially all, of the assets of the corporation, other than in the usual and regular course of business.

ARTICLE 16
AMENDMENT

          Except for such higher percentage as may otherwise be required by the Board of Directors of the corporation in recommending any proposed amendment to the shareholders of the corporation for approval, in the event of any proposed amendment to these Articles of Incorporation required to be approved by the shareholders of the corporation by the Washington Business Corporation Act, such amendment shall be approved by the voting group comprised of a majority of all the votes entitled to be cast on the proposed amendment, and each voting group entitled under RCW 23B.10.040 to vote separately on the proposed amendment.

ARTICLE 17
INCORPORATOR

          The name and address of the incorporator is:

Chris K. Visser	925 Fourth Avenue Suite 2900 Seattle, WA 98104-1158

          The undersigned incorporator has signed these Articles of Incorporation on April 6, 2005.

/s/ CHRIS K. VISSER Chris K. Visser Incorporator

CONSENT TO SERVE AS REGISTERED AGENT

          PTSGE Corp. hereby consents to serve as Registered Agent in the State of Washington for Zumiez Acquisition Corp. PTSGE Corp. acknowledges that as agent for the corporation, PTSGE Corp. will be responsible for receiving service of process in the name of the corporation; forwarding all mail to the corporation; and immediately notifying the Office of the Secretary of State in the event of PTSGE Corp.'s resignation, or of any changes in the registered office of the corporation for which PTSGE Corp. is agent.

DATED: April 6, 2005.
PTSGE CORP.
	By	/s/ DOROTHY A. NELSON Dorothy A. Nelson Vice President
Registered address: 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158

QuickLinks

  Exhibit 3.1
ARTICLES OF INCORPORATION OF ZUMIEZ INC.